Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-190766 and 333-168976 on Form S-1, No. 333-152969 on Form S-3 and Nos. 333-58199, 333-35758, 333-75594, 333-115622, 333-135907, 333-161448, 333-166892, and 333-193926 on Form S-8 of Consumer Portfolio Services, Inc. of our report dated February 25, 2015 relating to the consolidated financial statements and effectiveness of internal control over financial reporting of Consumer Portfolio Services, Inc. appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Costa Mesa, California

February 25, 2015